March 10, 1997

Dear  Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Tuesday, April 8, 1997, at 7:00 p.m. at the Elmira Holiday Inn, in the City of Elmira, New York. Following the Meeting, desserts, coffee, tea and other refreshments will be served.


    The one item on the agenda requiring Shareholders' vote will be the
election of  six  directors.   The candidates nominated for three-year
terms, all currently serving, are: David J. Dalrymple, Richard H. Evans, Edward B. Hoffman, John F. Potter, William C. Ughetta and Jan P. Updegraff. The attached Proxy Statement sets forth in detail information relating to the nominated candidates as well as those directors continuing in office and additional information relating to the management of the corporation.

     In addition to the above-noted election, we will review our financial performance for the past year and discuss our plans for 1997.

     It is important that you be represented at the Meeting whether or not you plan to attend in person. Accordingly, we urge you to mark, sign and date the proxy card enclosed in the mailing envelope sleeve and return it in the envelope provided. Also, if you plan to attend the Meeting, please mark the proxy card where indicated and include the number in your group. Your directors and management look forward to seeing you on April 8.


                                        Sincerely yours,




                                        /s/ John W. Bennett
                                        Chairman of the Board and Chief
                                        Executive Officer




                   One Chemung Canal Plaza P.O. Box 1522
                          Elmira, New York  14902
               Parent Company of Chemung Canal Trust Company
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     As directed by the Board of Directors of Chemung Financial Corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Corporation will be held at the Elmira Holiday Inn, One Holiday Plaza, 760 East Water Street, Elmira, New York, Tuesday, April 8, 1997, at 7:00 p.m. for the following purposes:

        1. To elect six (6) directors, each to hold office for a term of three years and until their respective successors have been elected and qualified.
        2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 28, 1997, as the record date for determination of Shareholders entitled to notice of and to vote at this Meeting.

     Shareholders are requested to date, sign and mail the enclosed proxy in the envelope provided at their earliest convenience. A prompt response will be appreciated and will save the Corporation additional time and expense.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                           Jerome F. Denton
                                                                  Secretary


March 10, 1997







                       CHEMUNG FINANCIAL CORPORATION
         ONE CHEMUNG CANAL PLAZA, P.O. BOX 1522, ELMIRA, NEW YORK

                              PROXY STATEMENT

               ANNUAL MEETING OF SHAREHOLDERS, APRIL 8, 1997





     Chemung Financial Corporation and its wholly-owned subsidiary, Chemung Canal Trust Company, are incorporated under the laws of the State of New
York.   For  purposes of this proxy statement, financial and other information is presented on a consolidated basis for Chemung Financial Corporation ("Corporation") and Chemung Canal Trust Company ("Bank"). The disclosed information of the Corporation and the Bank should be viewed as though its pertained to one entity, unless otherwise stated.

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") of Chemung Financial Corporation to be held on Tuesday, April 8, 1997, at 7:00 P.M., at the Elmira Holiday Inn, One Holiday Plaza, 760 East Water Street, Elmira, New York. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to Shareholders on or about March 10, 1997. A Shareholder granting a proxy has the right to revoke it by a duly executed Proxy bearing a later date, by attending the Annual Meeting and voting in person, or by otherwise notifying the Secretary of the Corporation in writing prior to the Annual Meeting.

     Only Shareholders of record at the close of business on February 28, 1997, are entitled to receive notice of and to vote at the Annual Meeting. As of February 12, 1997, there were 2,072,214 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast at the Annual Meeting by holders of Common Stock present in person or by proxy and entitled to vote on such election. Any other matter requires the affirmative vote of a majority of votes cast at the meeting, except as otherwise provided in the Corporation's Certificate of Incorporation or By-laws. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld (including non-broker votes) and abstentions are counted as present for the purpose of determining a quorum but are not counted as votes cast.

    The cost of soliciting proxies will be borne by the Corporation and the Bank. In addition to solicitations by mail, some of the directors, officers, and regular employees of the Corporation and the Bank may conduct additional solicitations by telephone and personal contacts without remuneration. American Stock Transfer & Trust Company, the Corporation's transfer agent, will aid the Corporation in the solicitation of proxies and proxy vote tabulations. Nominees, brokerage houses, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record and the Corporation will reimburse such persons for any reasonable expense.


ACTION TO BE TAKEN UNDER PROXY:

     It is proposed that at the Annual Meeting action will be taken on the matters set forth in the accompanying Notice of Annual Meeting and described in this Proxy Statement. Proxies returned by Shareholders and not revoked will be voted for the election of the nominees for directors unless Shareholders instruct otherwise on the Proxy. A Shareholder granting a proxy has the right to revoke it by filing with the Secretary of the Corporation prior to the time such proxy is voted a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by otherwise notifying the Secretary of the Corporation in writing of such Shareholder's intention to revoke such proxy prior to the time such proxy is voted. The Board of Directors does not know of any other business to be brought before the Annual Meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the Proxy in accordance with the judgment of the person or persons acting thereunder; and should any herein-named nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under the Proxy will vote for the election in the stead of such nominee of such other person as the Board of Directors may recommend.


BOARD OF DIRECTORS:

Nominees For Election as Directors

     Those persons serving as directors of the Corporation and the Bank, being the same individuals, normally serve three-year terms of office, with approximately one-third of the total number of each such Board of Directors to be elected at each Annual Meeting of each such entity. The number of directors to be elected at the 1997 Annual Meeting of Shareholders is six
(6) for three-year terms, each to serve for such term and until their respective successors are elected and qualified.

     The following table sets forth information concerning the Board of Directors' nominees for election as directors at the Annual Meeting and each director continuing in office:

                            Length of     Principal Occupation During
Name and Age                Service       Past 5 Years
                            As Director

NOMINEES WITH TERMS
   EXPIRING IN 2000
David J. Dalrymple          Since 1993    President of Dalrymple
Age 43                                    Holding Corporation since
                                          December 17, 1993, parent company
                                          for several construction
                                          companies; formerly Vice
                                          President.

Richard H. Evans            Since 1985    Retired since January 1,
Age 66                                    1995; formerly Chairman of
                                          the Board & Chief Executive
                                          Officer of Chas. F. Evans Co.,
                                          Inc., specialists in commercial
                                          roofing.

Edward B. Hoffman           Since 1993    Partner with Sayles, Evans,
Age 65                                    Brayton, Palmer & Tifft law
                                          firm.


NOMINEES WITH TERMS
EXPIRING IN 2000 (continued)

John F. Potter              Since 1991    President of Seneca
Age 51                                    Beverage Corporation, a
                                          wholesale distributor of beer,
                                          water and soda products.

William C. Ughetta          Since 1985    Senior Vice President and
Age 64                                    General Counsel of Corning
                                          Incorporated, a diversified
                                          manufacturing company.

Jan P. Updegraff            Since 1996    President and Chief
Age 54                                    Operating Officer of the
                                          Corporation and Bank since
                                          February 14, 1996; formerly Vice
                                          President and Treasurer of the
                                          Corporation and Executive Vice
                                          President of the Bank.

DIRECTORS CONTINUING
IN OFFICE WITH TERMS
    EXPIRING IN 1999
John W. Bennett             Since 1988    Chairman of the Board and
Age 63                                    Chief Executive Officer of
                                          the Corporation and Bank since
                                          February 14, 1996; formerly
                                          President and
                                          Chief Executive Officer of the
                                          Corporation and the Bank; also a
                                          director of Hardinge Inc.
Robert H. Dalrymple         Since 1995    Secretary of Dalrymple
Age 46                                    Holding Corporation, a
                                          parent company for several
                                          construction companies.

Natalie B. Kuenkler         Since 1985    Director of various
Age 71                                    community organizations.


Ralph H. Meyer              Since 1985    President and Chief
Age 57                                    Executive Officer of
                                          Guthrie Healthcare System, a
                                          vertically integrated health care
                                          delivery system.

Samuel J. Semel             Since 1993    President of Chemung
Age 70                                    Electronics, Inc., an
                                          electronic and computer
                                          consulting firm.

Richard W. Swan             Since 1985    President of Swan & Sons-
Age 48                                    Morss Co., Inc., an
                                          insurance brokerage agency.

William A. Tryon            Since 1987    Chairman of the Board and
Age 66                                    Chief Executive Officer of
                                          Trayer Products, Inc., an
                                          automotive, truck and other
                                          industrial parts manufacturer;
                                          and Chairman of the Board of
                                          Perry and Swartwood, Inc., an
                                          insurance brokerage agency; also,
                                          formerly a director of the Bank
                                          from 1964 to 1976.


DIRECTORS CONTINUING
IN OFFICE WITH TERMS
    EXPIRING IN 1998
Robert E. Agan              Since 1986    Chairman of the Board and
Age 58                                    Chief Executive Officer
                                          since October 21, 1996 of
                                          Hardinge Inc., a world-wide
                                          machine tool manufacturer;
                                          formerly also President of said
                                          Company.

Donald L. Brooks, Jr.       Since 1985    Physician.
Age 68

Stephen M. Lounsberry III   Since 1995    President of Applied
Age 43                                    Technology Manufacturing
                                          Corporation since July 17, 1996,
                                          a manufacturer of railroad
                                          lubrication
                                          systems; formerly President of
                                          Moore & Steele Corporation.
Boyd McDowell II            Since 1985    Retired; formerly Chairman
Age 71                                    of the Board and Chief
                                          Executive Officer of the
                                          Corporation and the Bank.

Thomas K. Meier             Since 1988    President of Elmira
Age 56                                    College.


Charles M. Streeter, Jr.    Since 1985    President of Streeter
Age 57                                    Associates, Inc., a general
                                          building contractor.
Nelson Mooers van den Blink Since 1985    Chairman of the Board,
Age 62                                    Chief Executive Officer and
                                          Treasurer of The Hilliard
                                          Corporation, a motion control
                                          equipment, oil reclaimer and
                                          filter manufacturer.


Directors and Committee Meetings

     The Board of Directors of the Corporation held nine (9) regularly scheduled meetings during the year ended December 31, 1996. The
Corporation has no standing committees.

     The Board of Directors of the Bank held twelve (12) regularly scheduled meetings and one special meeting during the year ended December 31, 1996. Among its standing committees, the Board of Directors of the Bank has an Examining Committee, Nominating Committee and a Personnel Committee.

     The Examining Committee makes an annual examination of the Bank as a whole, reviews the Bank's internal audit and loan review procedures and recommends to the Board of Directors the engagement and dismissal of independent auditors. During 1996 this Committee held three (3) meetings. On December 31, 1996, its members were Messrs. Semel (Chairman), Agan, R. Dalrymple, Evans, Hoffman, Lounsberry, McDowell, Meier and Meyer.

     The Nominating Committee selects and recommends to the Board of Directors nominees for election to the Board. The Committee will consider written recommendations by Shareholders for nominees for election to the Board if such recommendations are mailed to the Chairman of the Nominating Committee or to the Chairman of the Board of the Corporation at the Corporation's Main Office, One Chemung Canal Plaza, Elmira, New York 14902. There were no Committee meetings held in 1996. On December 31, 1996, its members were Mrs. Kuenkler (Chairman) and Messrs. Agan, Bennett, D. Dalrymple, McDowell, Potter, Streeter, Swan and Updegraff.

     The Personnel Committee is responsible for the nomination of officers, recommendation of Executive Officer compensation plans, and establishment of guidelines for setting all other officers' salaries. Additional responsibilities include the review and approval of employee benefit programs and employee relation policies and procedures. The Committee held eight (8) meetings in 1996 and on December 31, 1996, its members were Messrs. Meyer (Chairman), Brooks, D. Dalrymple, Evans, Meier, Potter, Swan, Tryon, and Ughetta.

       During the year ended December 31, 1996, each director of the Corporation and the Bank attended at least 75% of the aggregate of (1) the total number of Board Meetings held and (2) the total number of meetings held by all committees of which such director was a member, with the exceptions of Mr. D. Dalrymple who attended 72%, and Mrs. Kuenkler who attended 67%, of such meetings.

Directors Compensation

    Each director of the Bank who is not an officer or employee of the Bank receives an annual retainer of $5,000 and a fee of $300 for each meeting of the Board of Directors attended. Those directors who are members of one or more committees of the Board of Directors also receive a fee of $300 for each meeting of each committee attended, with the exception of the Chairman of each committee who receives $350.

      Directors who are not officers or employees of the Corporation receive a fee of $300 for attendance at meetings of the Board of the Corporation which are held on days when there is no meeting of the Board of Directors of the Bank. There were no such meetings held during 1996. Otherwise, directors of the Corporation are not compensated for services rendered by them to the Corporation. It presently is contemplated that such will continue to be the policy of the Corporation.

     Any director who is entitled to receive a retainer and fees for meetings of the Board of Directors and of committees thereof attended may elect to have all or a portion of said retainer and fees deferred under the Bank's "Deferred Directors Fee Plan". Each participating director may designate, in increments of 10%, the compensation to be deferred, or compensation already deferred, to be allocated to a memorandum Money Market or a memorandum Unit Value Account, or a combination of such accounts. The memorandum Money Market Account of each participating director is credited with the dollar amount of deferral, and interest is compounded quarterly and added to said account at a rate equal to the "Applicable Federal Rate" for short-term debt instruments as computed and published by the Internal Revenue Service for the month immediately preceding the applicable calendar quarter. The memorandum Unit Value Account of each participating director is credited with the dollar amount of deferral, with the aggregate of said deferred amounts being converted to units on a quarterly basis by dividing the aggregate of said deferred amounts by the closing bid price for shares of the Common Stock of the Corporation on such trading dates as described in the Plan. Dividends are credited to said account on the dates and at the rate per unit at which dividends are paid per share on the Corporation's outstanding Common Stock and are then converted to units using the same
basis of conversion as for deferred amounts.   Within certain time
limitations, a participating director may elect to receive deferred fees either in a lump sum or in installments.

      The aggregate amount of directors' retainers and fees paid and deferred during 1996 was $256,500. No additional compensation was received by any director for special assignments or services.

Certain Transactions

     Some of the directors and officers of the Bank, and some of the corporations and firms with which these individuals are associated, also are customers of the Bank in the ordinary course of business, or are indebted to the Bank in respect to loans of $60,000 or more, and it is anticipated that some of these individuals, corporations and firms will continue to be customers of and indebted to the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable bank transactions with unaffiliated persons.

     The Bank has purchased insurance from a CNA Company, American Casualty Company of Reading, Pennsylvania, providing for reimbursement of directors and officers of the Corporation and the Bank for costs and expenses incurred by them in actions brought against them for "wrongful acts" in connection with their duties as directors or officers, including actions as fiduciaries of the Bank's Pension and Profit-Sharing Plans, under the Employee Retirement Income Security Act of 1974. The insurance coverage, which expires in February 1998, costs $18,900 on an annual basis, and has been paid by the Bank. No claims have been made or paid under this insurance.

     The Bank has retained Sayles, Evans, Brayton, Palmer & Tifft, of which Mr. Hoffman is a partner, for legal services during the last two years and expects to retain Sayles, Evans, Brayton, Palmer & Tifft for legal services during the current year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS:

    The following table sets forth information, as of January 31, 1997, with respect to any person who is known by the Corporation to be the beneficial owner of more than five percent of the Corporation's Common
Stock:

Name and Address of                 Number of    Percent of Shares
Beneficial Owner                    Shares of    Outstanding
                                    Common
                                    Stock
                                    Beneficially
                                    Owned
Chemung Canal Trust Company
     One Chemung Canal Plaza        371,8131     17.9%
     Elmira, NY  14902

Chemung Canal Trust Company
     Profit-Sharing, Savings and    232,3422     11.2%
     Investment Plan
     One Chemung Canal Plaza
     Elmira, NY  14902

Mary E. Dalrymple
     168 Christian Hollow Road      218,2553     10.5%7
     Pine City, NY  14871

David J. Dalrymple
     274 Upper Coleman Avenue       190,5234, 6  9.2%7
     Elmira, NY  14905

Robert H. Dalrymple
     875 Upland Drive               179,4075, 6  8.7%7
     Elmira, NY  14905

1 Held by the Bank in various fiduciary capacities, either alone or with others. Includes 25,613 shares held with sole voting and dispositive powers, 346,200 shares held with shared power to vote and 184,399 shares held with shared power to dispose. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary or fiduciaries in the same manner as if the cofiduciary or fiduciaries were the sole fiduciary. Shares held by the Bank as sole trustee are voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the donor or a beneficiary and such direction is in fact received.

2 Voted by the Bank as trustee as directed by the Plan participants.

3 Includes 115,255 shares held directly and 103,000 shares held by Dalrymple Family Limited Partnership, of which Mary E. Dalrymple, David
    J. Dalrymple and Robert H. Dalrymple are sole general partners (see footnotes 4 and 5).

4 Includes 46,461 shares held directly, 1,904 shares held as custodian for Mr. Dalrymple's children under the New York State Uniform Gifts to Minors Act, 103,000 shares held by Dalrymple Family Limited Partnership (see footnote 3), and 39,158 shares held by Dalrymple Holding Corporation, of which David J. Dalrymple and Robert H. Dalrymple are officers, directors and principal shareholders (see footnote 5). Excludes 1,988 shares held by Mr. Dalrymple's spouse.

5 Includes 35,345 shares held directly, 1,904 shares held as custodian for Mr. Dalrymple's children under the New York State Uniform Gifts to Minors Act, 103,000 shares held by Dalrymple Family Limited Partnership (see footnote 3), and 39,158 shares held by Dalrymple Holding Corporation (see footnote 4). Excludes 1,345 shares held by Mr. Dalrymple's spouse.

6 Excludes 15,115 shares held by Susquehanna Supply Company of which David J. Dalrymple and Robert H. Dalrymple each own 23.1% of the outstanding common stock.

7   Because of the definition of "beneficial ownership" under
    Section 13 of The Exchange Act, and the rules and regulations promulgated thereunder, Mary, David and Robert Dalrymple are listed as beneficial owners of many of the same shares. Without such multiple counting, Mary, David and Robert Dalrymples' total aggregate beneficial ownership is approximately 16.6% of the outstanding shares of Common Stock of the Corporation and if deemed to be a member of a "group" within the meaning of Section 13(d)(3) of The Exchange Act, such group would be deemed to hold approximately 16.6% of the outstanding shares of Common Stock of the Corporation. Nothing described herein shall infer or be deemed an admission by such person that such a group exists.


SECURITY OWNERSHIP OF MANAGEMENT:

     As of January 31, 1997, each director or nominee and each Executive Officer named in the Summary Compensation Table herein, individually, and all directors, nominees and Executive Officers as a group beneficially owned Common Stock as reported to the Corporation as of said date as follows (unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares listed):

Directors, Nominees and        Amount and Nature  Percent of
Executive Officers             of Beneficial      Shares
                               Ownership          Outstanding*

Robert E. Agan                     450A           *

John W. Bennett                  8,821B           *

Donald L. Brooks, Jr.            6,250A           *

David J. Dalrymple              48,365C           2.33%

Robert H. Dalrymple             37,249C           1.80%
Richard H. Evans                 9,352            *

Edward B. Hoffman                1,710A           *

Natalie B. Kuenkler              6,706D           *

Stephen M. Lounsberry III        3,845A           *

Boyd McDowell II                 6,418            *

Thomas K. Meier                  2,000            *

Ralph H. Meyer                   2,595A           *

John F. Potter                   8,848A, E        *

Samuel J. Semel                  4,522A           *

Charles M. Streeter, Jr.        10,213A, F        *

Richard W. Swan                 19,188G           *

William A. Tryon                12,679            *

William C. Ughetta               9,000A           *

Nelson Mooers van den Blink      1,598            *

Jan P. Updegraff                 3,676B           *

All Directors, Nominees and    220,673H           10.65%
Executive Officers as a group
(25 persons)


*   Unless otherwise noted, less than 1% per individual.
A   In addition, Messrs. Agan (4,782), Brooks (290), Hoffman,
    (1,822), Lounsberry (964), Meyer (3,298), Potter (3,388), Semel
    (1,450), Streeter (989), and Ughetta (2,807) have credited to their accounts the equivalent of that number of shares shown in parenthesis following their names, of Common Stock in valuation entry form under the Corporation's Deferred Directors Compensation Plan. Deferred fees will be paid solely in cash pursuant to the terms of the Plan and the election of the participant.

B Includes all vested shares of Common Stock of the Corporation held for the benefit of each Executive Officer by the Bank as trustee of the Bank's Profit-Sharing, Savings and Investment Plan, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes all of the shares for which instructions were received from all Plan participants. The power to dispose of shares is held by Plan participants subject to certain restrictions. Messrs. Bennett and Updegraff have a vested interest in 7,635 and 3,518 such shares held by the Plan, respectively. Under the provisions of the Plan, the trustee holds for the benefit of all employees who participate in the Plan 232,342 shares of the Corporation's Common Stock.

C   Includes only shares held directly by Messrs. Dalrymple.  See
    Footnote 7 of the SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS table on page 9 for further explanation of shares beneficially held.

D Includes 4,131 shares held by Mrs. Kuenkler and another as trustees under the Will of a descendent under which Mrs. Kuenkler is an income beneficiary and as trustee shares voting and dispositive powers. Does not include 75,007 shares owned by The Rathbone Corporation, of which Mrs. Kuenkler is a director.

E Includes 5,899 shares owned by Seneca Beverage Corporation, of which corporation Mr. Potter is an officer, director and the principal shareholder.

F   Includes 5,418 shares owned by Streeter Associates, Inc., of which corporation Mr. Streeter is an officer, director and the principal shareholder.

G Includes 5,850 shares owned by Swan & Sons-Morss Co., Inc., of which corporation Mr. Swan is an officer, director and one of the principal shareholders and 205 shares held by Mr. Swan as custodian for his minor children. Does not include 2,158 shares held by others as trustees for a trust of which Mr. Swan is an income beneficiary, as to which shares Mr. Swan disclaims beneficial ownership.

H Does not include 10,747 shares owned by spouses of certain officers and directors as to which shares such officers and directors disclaim beneficial ownership.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in beneficial ownership, and annual reports involving security transactions pursuant to one or more rules as set forth under Sections 16(a) and 16(b) of the Securities Exchange Act. Directors, executive officers, and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all
Section 16(a) forms they file.

     To the Corporation's knowledge, based on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required for the year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its executive officers, directors and any ten percent shareholder were complied with, except one filing by Mr. Lounsberry was inadvertently filed late.

MANAGEMENT:

Directors' Personnel Committee Report on Executive Compensation

              Under the supervision of the Personnel Committee of the Board of Directors composed entirely of outside directors, the Bank has developed and implemented compensation policies which seek to enhance the profitability of the Bank and the Corporation and thus, Shareholder value while at the same time providing fair and competitive compensation which will attract and retain well-qualified executives. Based upon recommendations of the Personnel Committee, the Board of Directors sets the annual compensation of the Chief Executive and Chief Operating Officers. The Committee also reviews and recommends to the Board of Directors compensation of other senior management as first recommended by the Chief Executive Officer based upon performance and other relevant factors. Aside from the fringe benefit programs in which all Bank employees participate, compensation of all Bank officers and exempt non-officers consists of an annual salary and a management incentive bonus. The management incentive bonus is subject to the terms and conditions of the Management Incentive Plan adopted by the Board of Directors, which provides for the payment of bonuses to participants in accordance with an allocation formula based in part on the Corporation's attainment of specific operating objectives and in part on a subjective review of the participant's individual performance. Additionally, those officers who play a major role in setting and implementing long-term strategies, currently being the Chief Executive Officer and the President, may receive a long-term incentive award. Payment of the long-term incentive award will be deferred for three years following the accrual year and may be further deferred at the election of the participant. The incentive bonus may or may not be deferred at the officer's election. For 1996, the Committee and Board determined at the beginning of the year that incentive bonuses and long-term awards could not be issued unless the Corporation attained net income (after taxes) equal to at least a 1.0% return on average assets and an efficiency ratio of 67% or less, each of which targets were met. For 1996, Messrs. Bennett and Updegraff received incentive bonuses of $25,000 and $15,000, respectively. No long-term awards were issued. Senior Officer participants as a group, including Messrs. Bennett and Updegraff, received incentive bonus awards totaling $191,205 for 1996.

     In evaluating the performance and recommending the compensation of the Chief Executive Officer and the compensation guidelines for the Bank's other senior management, the committee has taken particular note of management's ability during 1996 in achieving certain profit, growth, and operational objectives which were established by the Board of Directors in the Bank Plan at the beginning of 1996 and compared the Corporation's financial results against the results reported by similar banking businesses in New York and Pennsylvania. The financial and operational measurements considered by the Board were: profits, return on assets, return on equity, new market penetration, new product development, expense control, asset growth, non-interest income, asset quality and asset liability management. There is no specific weight given to any of these factors and there is no formula whereby a certain performance will result in a certain salary. The committee considers total performance and the total financial and operating conditions of the Bank in making its compensation recommendations.

     Also, in considering the compensation of the Chief Executive and Chief Operating Officers, the committee periodically reviews reports prepared by various organizations which provide comparative information on Executive compensation for a nationwide peer group of independent banks and holding companies having similar asset size. From this review it was determined that the performance of the Bank was within the range reported by its peers and that the compensation paid by the Bank was appropriate in comparison to the peer group.

     In its review of management performance and compensation, the committee has also taken into account management's consistent commitment to the long-term success of the Corporation and Bank. The committee has recognized that profitability in any one year is considerably impacted by the general economic conditions nationally and in its market areas, over which management has little or no control, and the committee's policy, therefore, is to not over-emphasize, either positively or negatively, a single year's results at the expense of significant, sustained, long-term earnings growth.

     Based on its evaluation of these factors, the committee believes that the executive management of the Corporation is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and programs the committee has implemented and administered have contributed to achieving this management focus.

              SUBMITTED BY THE DIRECTORS' PERSONNEL COMMITTEE
Ralph H. Meyer, Chairman      Richard H. Evans         Richard W. Swan
Donald L. Brooks, Jr.         Thomas K. Meier          William A. Tryon
David J. Dalrymple            John F. Potter           William C. Ughetta


Comparative Return Performance Graph

     Comparison of Five-Year Cumulative Total Return For Fiscal Years Ending December 31, 1992 - 1996 Among Chemung Financial Corporation,
          NASDAQ - Composite Index and NASDAQ - Bank Stocks Index

                 (OMITTED GRAPHIC MATERIAL - SEE APPENDIX)


                               1991   1992    1993   1994    1995    1996
Chemung Financial Corporation  100.00 105.83  136.77 157.68  178.45  226.49
NASDAQ - Composite             100.00 116.38  133.60 130.59  184.67  227.16
NASDAQ - Bank Stocks           100.00 145.55  165.99 165.39  246.32  325.60

     The cumulative total return includes (i) dividends paid and (ii) changes in the share price of the Corporation's Common Stock and assumes that all dividends were reinvested. The above graph assumes that the value of the investment in Chemung Financial Corporation and each index was $100 on December 31, 1991.

     The NASDAQ - Composite and Bank Stock indices were obtained from the Center for Research in Security Prices, University of Chicago, Chicago, Illinois.

Executive Officers

      During 1996, the names and positions of the executive officers of the Corporation and the Bank, all serving one-year terms, were as follows:

Name                    Age      Position (served since)


John W. Bennett         63       Chairman of the Board and Chief
                                 Executive Officer of the Corporation and
                                 the Bank (1996); formerly President and
                                 Chief Executive Officer of the Corporation
                                 and the Bank (1991); and prior thereto
                                 President and Chief Operating Officer of
                                 the Corporation and the Bank (1988).

Jan P. Updegraff        54       President and Chief Operating Officer of
                                 the Corporation and the Bank (1996);
                                 formerly Vice President and Treasurer of
                                 the Corporation and Executive Vice
                                 President of the Bank (1990).

Daniel F. Agan1         63       Vice President of the Corporation (1988)
                                 and Senior Vice President of the Bank
                                 (1984).

Robert J. Hodgson       51       Vice President of the Corporation (1990)
                                 and Senior Vice President of the Bank
                                 (1988).

James E. Corey III      50       Vice President of the Corporation (1993)
                                 and Senior Vice President of the Bank
                                 (1993).

Joseph J. Tascone       49       Vice President of the Corporation and
                                 Senior Vice President of the Bank (1995);
                                 and prior thereto Vice President of the
                                 Bank (1987).

Jerome F. Denton        45       Secretary of the Corporation (1986) and
                                 Senior Vice President and Secretary of the
                                 Bank (1996).

1   Mr. Daniel F. Agan is a brother of Board member, Robert E. Agan.

Executive Compensation

     The following information indicates compensation paid or accrued by the Bank during 1996 for services rendered by each of the Chief Executive Officer and the four highest-paid executive officers of the Corporation and the Bank whose total compensation exceeded $100,000.

     At present, the officers of the Corporation are not separately compensated for services rendered by them to the Corporation. It presently is contemplated that such will continue to be the policy of the Corporation.


                        Summary Compensation Table

                                    Annual Compensation

Name and Principal                                        All Other
Position Held               Year    Salary($)  Bonus($)1  Compensation($)2

John W. Bennett             1996    200,308    25,000     8,541
Chairman of the Board and
Chief Executive Officer of  1995    194,000    18,000     8,418
the Corporation and the
Bank
                            1994    185,692    30,000     8,174


Jan P. Updegraff            1996    114,039    15,000     7,342
President and Chief
Operating Officer of the    1995     95,385    15,000     6,660
Corporation and the Bank
                            1994     90,385    25,000     6,266

1 Includes amounts allocated for the year indicated, whether paid or deferred, to such person under the Bank-Wide and Management Incentive Bonus Plans.

2   Includes amounts allocated for the year indicated to such personunder the Bank's Profit-Sharing, Savings and Investment Plan.



Pension Plan

    The Bank maintains a non-contributory, defined benefit Pension Plan trusteed and administered by the Bank. The Plan covers all employees who have attained age 20 with one or more years of service and who have one thousand hours of service during the plan year. Under the Plan, the annual benefit payable to qualifying employees upon their retirement is based on the average of their five highest paid consecutive years out of the last ten calendar years of employment. Normal retirement age under the Plan is
65. The Plan also provides for reduced benefit payments for early retirement following age 55. Compensation under the Plan is limited to all of an employee's salary, wages, or other regular payments from the Bank, excluding bonuses, commissions, overtime pay, or other unusual payments.

     The Pension Plan provides an annual benefit of 1.2% for each year of credited service to a maximum of 25 years and for each additional year to a maximum of 10 years, 1% times the above average compensation, plus for each year of credited service to a maximum of 35 years, .65% of the above average compensation to the extent it exceeds the average of the taxable wage base in effect under Section 230 of the Social Security Act for each year in the 35 - year period ending with the year in which the participant attains social security retirement age (which base was $27,576 for a participant attaining age 65 in 1996).

     The Bank made contributions to the Pension Plan totaling $262,200 for 1995. Due to a full funding limitation, the Bank made no contribution to the Pension Plan for the years 1996 and 1994.

     Additionally, effective January 1, 1994, the Bank established a non qualified Executive Supplemental Pension Plan designed to provide a benefit which, when added to other retirement income, will ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives of the Bank. From time to time the Board of Directors may select executives as participants in the plan. Currently, Mr. Bennett is the only plan participant.

     This Plan provides an annual benefit equal to the amount, if any, that the benefit which would have been paid under the terms of the Bank's Pension Plan, computed as if the basic Pension Plan benefit formula administered and payable without regard to the special benefit limitations required to comply with Sections 415, 401(a)(17) and other governing sections of the Internal Revenue Code, exceeds the benefit which is payable to the participant under the terms of the Pension Plan on the date of the participant's termination.

     The following table sets forth the estimated annual benefits under both plans, based upon a straight-life annuity form of pension, payable on retirement at age 65 by a participating employee, assuming final average earnings as shown. Employees become fully vested following 5 years of service.

Average Annual         Annual Benefits upon Retirement with Years of
Earnings               Service Indicated

                       20               30             351

$100,000               33,415            49,123         56,476

$120,000               40,815            60,023         69,027

$150,000               51,915            76,373         87,852

$190,000               66,715            98,173        112,951


$200,000               70,415           103,623        119,226

1  Maximum number of years allowed under the terms of the Retirement
   Plan


     The previously-noted executive officers of the Corporation and the Bank had the following credited full years of service under the Plan, as of December 31, 1996: John W. Bennett (41) and Jan P. Updegraff (26).

Profit-Sharing, Savings and Investment Plan

     The Bank maintains a Profit-Sharing, Savings and Investment Plan for the benefit of all employees with one or more years of service who have
attained one thousand hours of service during the Plan year.    The Bank's
profit-sharing contribution in any year is determined by the Board of Directors in its discretion. The contribution shall not exceed the maximum amount deductible for income tax purposes for such year. Annual contributions under the Plan are allocated pro rata on the basis of participants' aggregate covered compensation, limited, however, to a maximum of 50% of the defined benefit limit under Code Section 415 (b) (1) (A) in effect as of January 1 of the Plan Year for which the contribution is made (50% of $120,000 or $60,000 for 1996). Participants who have earned at least five years of vesting service may make limited withdrawals from the Plan's Trust Fund from account balances accumulated prior to January 1, 1985.

   The Plan further provides the opportunity for all participants to contribute up to 10% of pay on a tax-deferred basis with the Bank matching 50% of the first 6% of that contribution. Both the Bank's profit-sharing and matching contributions are invested in the Corporation's Common Stock to the extent available. Participants' accounts are at all times 100% vested, and benefits are payable upon retirement, death, disability, or other termination of employment.

     The Bank made contributions to the Profit Sharing, Savings and Investment Plan totaling $550,854 for 1996, $499,342 for 1995 and $423,161 for 1994.

Employment Contracts

     The Bank has employment contracts with twenty-one of its senior officers, all vice president level and above. The contracts provide that in the event of termination of any of these officers' employment without cause, the officer shall continue to receive his or her salary at the level then existing and the customary fringe benefits which he or she is then receiving for a period ending December 31, 1998, except for Messrs. Agan, Corey, Tascone and Updegraff whose guaranteed terms end December 31, 1999, and Mr. Bennett whose guaranteed term ends July 1, 1998. The contracts further provide that they may be extended by the Board of Directors on a year-to-year basis and also may be terminated for cause upon thirty days' notice.

Other Compensation Agreements

     The Bank maintains several contributory and non-contributory medical, life and disability plans covering all officers, as well as all full-time employees. The Bank does not maintain any stock option, stock appreciation rights or stock purchase or award plans for officers or directors.

INDEPENDENT PUBLIC ACCOUNTANTS:

     The accounting firm of KPMG Peat Marwick LLP, 113 South Salina Street, Syracuse, New York 13202 has acted as the Bank's and the Corporation's independent auditors and accountants since 1990 and will so act in 1997. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement. The representatives will respond to appropriate questions.

OTHER BUSINESS:

     Management knows of no business which will be presented for consideration, other than the matters described in the Notice of Annual Meeting. If other matters are properly presented, the persons designated as proxies intend to vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS:

     Qualified Shareholders desiring to present a proposal at the 1998 Annual Meeting of Shareholders, including a notice of intent to make a nomination at said Meeting, must submit such proposal to the Corporation on or before November 7, 1997. Such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                           Jerome F. Denton
                                                                  Secretary






Date:     March 10, 1997
          One Chemung Canal Plaza
          Elmira, New York 14902








                                  CHEMUNG


                                 FINANCIAL


                                CORPORATION


                  Subsidiary, Chemung Canal Trust Company



                                 Notice of

                              Annual Meeting

                                    and

                              Proxy Statement






































 One Chemung Canal Plaza                               Annual Meeting of
    P.O. Box 1522                                   Shareholders to be held
Elmira, New York  14902                                  April 8, 1997




                                 APPENDIX

OMITTED GRAPHIC MATERIAL:

The comparative Return Performance Graph set forth under the heading "Comparison of Five-Year Cumulative Total Return For Fiscal Years Ending December 31, 1992 - 1996 Among Chemung Financial Corporation, NASDAQ Composite Index and NASDAQ - Bank Stock Index", as required by Item 402(1) of Regulation S-K has been omitted pursuant to Rule 304(d) of Regulation S-T but will be filed with the Securities and Exchange Commission in paper form pursuant to Rule 311(b) of Regulation S-T.


                                PROXY FORM



CHEMUNG FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS - APRIL 8, 1997
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     OF CHEMUNG FINANCIAL CORPORATION

John R. Battersby, Darwin C. Farber, and John B. Hintz, each with power of substitution and with all the powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy agents to represent the undersigned at the Annual Meeting of Shareholders of Chemung Financial Corporation, to be held on April 8, 1997 (including any adjournments or postponements thereof) and to vote all shares of Common Stock of Chemung Financial Corporation which the undersigned is entitled to vote on all matters that properly come before the meeting, subject to any directions indicated.

(To be signed on Reverse Side)

THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE GIVEN, THE PROXY AGENTS INTEND TO VOTE FOR THE NOMINEES.

                                                       NOMINEES
                FOR WITHHELD
1. Election of                     3-year term:   David J. Dalrymple
   Directors.                                     Richard H. Evans
                                                  Edward B. Hoffman
                                                  John F. Potter
                                                  William C. Ughetta
                                                  Jan P. Updegraff

                                             I/We will attend the Meeting

                                             Number in group


SIGNATURE(S)                                 DATE

NOTE:     Please sign exactly as name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give full title as such.